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                                                     Exhibit 99.1

PRESS RELEASE

CONTACTS:
--------
Jeffrey H. Cohen                           C. William Carey
Wasserstein Perella & Co., Inc.            Little Switzerland, Inc.
(212) 969-2715                             (617) 451-3312

Mary Ellen Goodall
Walter Denby
D.F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE
---------------------

                          LITTLE SWITZERLAND RESPONDS
                          ----------------------------
                   TO DESTINATION'S REQUEST FOR AN EXTENSION
                   -----------------------------------------

     ST. THOMAS, U.S. VIRGIN ISLANDS, May 21, 1998.....Little Switzerland, Inc.
(NASDAQ:LSVI) today announced that it has received a second request by Destination Retail Holdings Corporation for a ninety day extension in exchange for certain limited concessions. In response, Little Switzerland apprised Destination that Little Switzerland is prepared to extend the date after which Little Switzerland has the right to terminate the Merger Agreement to June 5, 1998. Little Switzerland indicated that it is prepared to grant the two week extension in exchange for Destination's acknowledgment that all conditions to the merger have been satisfied and the concessions offered by Destination. Little Switzerland previously advised Destination that all of the conditions set forth in Article VI of the Merger Agreement have been satisfied as of May 8, 1998 and that Little Switzerland has been prepared to close the merger since such time.

     Little Switzerland indicated that it remains willing to work with Destination to close the merger, provided that Little Switzerland can get reasonable assurances from Destination for the benefit of Little Switzerland's shareholders that Destination has the ability to obtain financing which will permit Destination to close the merger promptly. Since May 8, 1998, Little Switzerland and its advisors have attempted to meet with Destination, its accountants, its lawyers and Donaldson, Lufkin & Jenrette, Inc. in order to gain an understanding of the structure, timing and likelihood of Destination's financing for the proposed merger. Little Switzerland has also requested a copy of Destination's most recent audited year-end and interim financial statements, which Little Switzerland understands from Destination have been completed and provided to Donaldson, Lufkin & Jenrette.

     Destination has refused to meet with Little Switzerland or to provide it with Destination's most recent financial statements despite Little Switzerland's requests. Because
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Destination has permitted its financing commitments to expire and has not offered any alternative financing structure, Little Switzerland indicated to Destination that it would not be in the best interests of Little Switzerland shareholders or prudent to grant Destination an extension beyond two weeks at this time.

     Little Switzerland again informed Destination that it remains imperative that representatives of Little Switzerland meet with Destination, its accountants, its lawyers and Donaldson, Lufkin & Jenrette to understand the structure, timing and likelihood of Destination's financing. Upon receipt of such information, the Board of Directors of Little Switzerland will review and analyze the alternatives available to Little Switzerland.

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. Little Switzerland's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.